This pricing supplement, which is not complete and may be changed, relates to an effective Registration Statement under the Securities Act of 1933. This pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are not an offer to sell these notes in any country or jurisdiction where such an offer would not be permitted.
SUBJECT TO COMPLETION, DATED February 19, 2025
Preliminary Pricing Supplement - Subject to Completion
(To Prospectus dated December 30, 2022,
Prospectus Supplement dated December 30, 2022 and
Product Supplement STOCK-1 dated December 30, 2022)
February , 2025
Filed Pursuant to Rule 424(b)(2) Series A Registration Statement Nos. 333-268718 and 333-268718-01

BofA Finance LLC $-- Trigger Autocallable Contingent Yield Notes with Memory Coupon
Linked to the Least Performing of the Class A Common Stock of CrowdStrike Holdings, Inc., the Common Stock of Palo Alto Networks, Inc. and the Common Stock of Oracle Corporation Due February 26, 2029
Fully and Unconditionally Guaranteed by Bank of America Corporation
Investment Description
The Trigger Autocallable Contingent Yield Notes with Memory Coupon linked to the Least Performing of the Class A Common Stock of CrowdStrike Holdings, Inc., the Common Stock of Palo Alto Networks, Inc. and the Common Stock of Oracle Corporation (each, an “Underlying Stock”) due February 26, 2029 (the “Notes”) are senior unsecured obligations issued by BofA Finance LLC (“BofA Finance”), a consolidated finance subsidiary of Bank of America Corporation (“BAC” or the “Guarantor”), which are fully and unconditionally guaranteed by the Guarantor. The Notes will pay a Contingent Coupon Payment on each quarterly Coupon Payment Date plus any previously unpaid Contingent Coupon Payments in respect of any previous Observation Dates pursuant to the Memory Coupon Feature (the quarterly Contingent Coupon Payment and any previously unpaid Contingent Coupon Payments, together, the “Contingent Coupon Payment (with Memory)”) if, and only if, the Current Underlying Stock Price of the Least Performing Underlying Stock on the related quarterly Observation Date is greater than or equal to its Coupon Barrier. If the Current Underlying Stock Price of the Least Performing Underlying Stock on the applicable quarterly Observation Date is less than its Coupon Barrier, no Contingent Coupon Payment will accrue or be paid on the related Coupon Payment Date. Beginning approximately three months after issuance, if the Current Underlying Stock Price of the Least Performing Underlying Stock on the applicable quarterly Observation Date (other than the Final Observation Date) is greater than or equal to its Initial Value, we will automatically call the Notes and pay you the Stated Principal Amount plus the Contingent Coupon Payment (with Memory) for that Observation Date, and no further amounts will be owed to you. If the Notes have not previously been automatically called, at maturity, the amount you receive will depend on the Final Value of the Least Performing Underlying Stock on the Final Observation Date. If the Final Value of the Least Performing Underlying Stock on the Final Observation Date is greater than or equal to its Downside Threshold, you will receive the Stated Principal Amount at maturity (plus any final Contingent Coupon Payment (with Memory) otherwise due on the Maturity Date). However, if the Notes have not been automatically called prior to maturity and the Final Value of the Least Performing Underlying Stock on the Final Observation Date is less than its Downside Threshold, you will receive less than the Stated Principal Amount at maturity, resulting in a loss that is proportionate to the decline in the Current Underlying Stock Price of the Least Performing Underlying Stock from the Trade Date to the Final Observation Date, up to a 100% loss of your investment. On each Observation Date, the "Least Performing Underlying Stock" is the Underlying Stock with the lowest Underlying Stock Return from the Trade Date to that Observation Date. Investing in the Notes involves significant risks. You may lose a substantial portion or all of your initial investment. All payments on the Notes will be based solely on the performance of the Least Performing Underlying Stock. You will not benefit in any way from the performance of any other Underlying Stock. You will therefore be adversely affected if any Underlying Stock performs poorly, regardless of the performance of any other Underlying Stock. You will not receive dividends or other distributions paid on any shares of the Underlying Stocks or participate in any appreciation of any Underlying Stock. The contingent repayment of the Stated Principal Amount applies only if you hold the Notes to maturity or earlier automatic call. Any payment on the Notes, including any repayment of the Stated Principal Amount, is subject to the creditworthiness of BofA Finance and the Guarantor and is not, either directly or indirectly, an obligation of any third party.

Features	Key Dates[1]
❑
Contingent Coupon Payment — We will pay you a Contingent Coupon Payment on each quarterly Coupon Payment Date plus any previously unpaid Contingent Coupon Payments in respect of any previous Observation Dates pursuant to the Memory Coupon Feature, if, and only if, the Current Underlying Stock Price of the Least Performing Underlying Stock on the related quarterly Observation Date is greater than or equal to its Coupon Barrier. Otherwise, no Contingent Coupon Payment will be paid for that quarter.
❑
Automatic Call — Beginning approximately three months after issuance, if the Current Underlying Stock Price of the Least Performing Underlying Stock on the applicable quarterly Observation Date (other than the Final Observation Date) is greater than or equal to its Initial Value, we will automatically call the Notes and pay you the Stated Principal Amount plus the Contingent Coupon Payment (with Memory) for that Observation Date, and no further amounts will be owed to you. If the Notes are not automatically called, investors will have full downside market exposure to the Least Performing Underlying Stock at maturity.
❑
Downside Exposure with Contingent Repayment of Principal at Maturity — If the Notes are not automatically called prior to maturity and the Final Value of the Least Performing Underlying Stock on the Final Observation Date is greater than or equal to its Downside Threshold, you will receive the Stated Principal Amount at maturity (plus any final Contingent Coupon Payment (with Memory) otherwise due on the Maturity Date). However, if the Final Value of the Least Performing Underlying Stock on the Final Observation Date is less than its Downside Threshold, you will receive less than the Stated Principal Amount of your Notes at maturity, resulting in a loss that is proportionate to the decline in the Current Underlying Stock Price of the Least Performing Underlying Stock from the Trade Date to the Final Observation Date, up to a 100% loss of your investment.
Any payment on the Notes is subject to the creditworthiness of BofA Finance and the Guarantor.

Trade Date[2]
February 21, 2025
Issue Date[2]
February 26, 2025
Observation Dates[3]
Quarterly, subject to automatic call beginning on May 21, 2025
Final Observation Date[3]
February 21, 2029
Maturity Date
February 26, 2029
[1]
Subject to change and will be set forth in the final pricing supplement relating to the Notes.
[2]
See “Supplement to the Plan of Distribution; Role of BofAS and Conflicts of Interest” in this pricing supplement for additional information.
[3]
See page PS-7 for additional details.

NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. BOFA FINANCE IS NOT NECESSARILY OBLIGATED TO REPAY THE STATED PRINCIPAL AMOUNT AT MATURITY, AND THE NOTES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE LEAST PERFORMING UNDERLYING STOCK. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF BOFA FINANCE THAT IS GUARANTEED BY BAC. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “RISK FACTORS” BEGINNING ON PAGE PS-8 OF THIS PRICING SUPPLEMENT, PAGE PS-5 OF THE ACCOMPANYING PRODUCT SUPPLEMENT, PAGE S-6 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND PAGE 7 OF THE ACCOMPANYING PROSPECTUS BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES.  THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE AND MAY HAVE LIMITED OR NO LIQUIDITY.

Notes Offering
We are offering Trigger Autocallable Contingent Yield Notes with Memory Coupon linked to the least performing of the Class A Common Stock of CrowdStrike Holdings, Inc., the Common Stock of Palo Alto Networks, Inc. and the Common Stock of Oracle Corporation due February 26, 2029. Any payment on the Notes will be based solely on the performance of the Least Performing Underlying Stock. The Contingent Coupon Rate, Initial Values, Coupon Barriers and Downside Thresholds will be determined on the Trade Date. The Notes are our senior unsecured obligations, guaranteed by BAC, and are offered for a minimum investment of 100 Notes (each Note corresponding to $10.00 in Stated Principal Amount) at the Public Offering Price described below.

Underlying Stocks	Contingent Coupon Rate	Initial Values	Coupon Barriers	Downside Thresholds	CUSIP / ISIN
Class A Common Stock of CrowdStrike Holdings, Inc. (Ticker: CRWD)	Between [15.40% and 16.40%] per annum		$ , which is 60% of the Initial Value	$ , which is 60% of the Initial Value	09710V434 / US09710V4344
Common Stock of Oracle Corporation (Ticker: ORCL) Common Stock of Palo Alto Networks, Inc. (Ticker: PANW)			$ , which is 60% of the Initial Value $ , which is 60% of the Initial Value	$ , which is 60% of the Initial Value $ , which is 60% of the Initial Value
See “Summary” in this pricing supplement. The Notes will have the terms specified in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement.
None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these Notes or the guarantee, or passed upon the adequacy or accuracy of this pricing supplement, or the accompanying product supplement, prospectus supplement or prospectus. Any representation to the contrary is a criminal offense. The Notes and the related guarantee of the Notes by the Guarantor are unsecured and are not savings accounts, deposits, or other obligations of a bank.  The Notes are not guaranteed by Bank of America, N.A. or any other bank, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and involve investment risks.

	Public Offering Price	Underwriting Discount(1)	Proceeds (before expenses) to BofA Finance
Per Note	$10.00	$0.225	$9.775
Total	$	$	$
(1) The underwriting discount is $0.225 per Note. BofA Securities, Inc. (“BofAS”), acting as principal, expects to purchase from BofA Finance, and BofA Finance expects to sell to BofAS, the aggregate principal amount of the Notes set forth above for $9.775 per Note. UBS Financial Services Inc. (“UBS”), acting as a selling agent for sales of the Notes, expects to purchase from BofAS, and BofAS expects to sell to UBS, all of the Notes for $9.775 per Note. UBS will receive an underwriting discount of $0.225 per Note for each Note it sells in this offering. UBS proposes to offer the Notes to the public at a price of $10.00 per Note. For additional information on the distribution of the Notes, see “Supplement to the Plan of Distribution; Role of BofAS and Conflicts of Interest” in this pricing supplement.
The initial estimated value of the Notes will be less than the public offering price. The initial estimated value of the Notes as of the Trade Date is expected to be between $9.175 and $9.675 per $10.00 in Stated Principal Amount. See “Summary” beginning on page PS-4 of this pricing supplement, “Risk Factors” beginning on page PS-8 of this pricing supplement and “Structuring the Notes” on page PS-19 of this pricing supplement for additional information. The actual value of your Notes at any time will reflect many factors and cannot be predicted with accuracy.

UBS Financial Services Inc.	BofA Securities

Additional Information about BofA Finance LLC, Bank of America Corporation and the Notes

You should read carefully this entire pricing supplement and the accompanying product supplement, prospectus supplement and prospectus to understand fully the terms of the Notes, as well as the tax and other considerations important to you in making a decision about whether to invest in the Notes. In particular, you should review carefully the section in this pricing supplement entitled “Risk Factors,” which highlights a number of risks of an investment in the Notes, to determine whether an investment in the Notes is appropriate for you.  If information in this pricing supplement is inconsistent with the product supplement, prospectus supplement or prospectus, this pricing supplement will supersede those documents. You are urged to consult with your own attorneys and business and tax advisors before making a decision to purchase any of the Notes.
The information in the “Summary” section is qualified in its entirety by the more detailed explanation set forth elsewhere in this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus. You should rely only on the information contained in this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. None of us, the Guarantor, BofAS or UBS is making an offer to sell these Notes in any jurisdiction where the offer or sale is not permitted.  You should assume that the information in this pricing supplement and the accompanying product supplement, prospectus supplement, and prospectus is accurate only as of the date on their respective front covers.
Certain terms used but not defined in this pricing supplement have the meanings set forth in the accompanying product supplement, prospectus supplement and prospectus.  Unless otherwise indicated or unless the context requires otherwise, all references in this pricing supplement to “we,” “us,” “our,” or similar references are to BofA Finance, and not to BAC (or any other affiliate of BofA Finance). The above-referenced accompanying documents may be accessed at the following links:

◆ Product Supplement STOCK-1 dated December 30, 2022: https://www.sec.gov/Archives/edgar/data/1682472/000119312522315468/d427660d424b2.htm

◆ Series A MTN prospectus supplement dated December 30, 2022 and prospectus dated December 30, 2022: https://www.sec.gov/Archives/edgar/data/1682472/000119312522315195/d409418d424b3.htm

The Notes are our senior debt securities. Any payments on the Notes are fully and unconditionally guaranteed by BAC. The Notes and the related guarantee are not insured by the Federal Deposit Insurance Corporation or secured by collateral. The Notes will rank equally in right of payment with all of our other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law. The related guarantee will rank equally in right of payment with all of BAC’s other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law, and senior to its subordinated obligations. Any payments due on the Notes, including any repayment of the principal amount, will be subject to the credit risk of BofA Finance, as issuer, and BAC, as Guarantor.

PS-2

Investor Suitability
The Notes may be suitable for you if, among other considerations:
◆
You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire investment.
◆
You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that will have the full downside market risk of an investment in the Least Performing Underlying Stock.
◆
You understand and accept the risks associated with the Underlying Stocks.
◆
You are willing to accept the individual market risk of each Underlying Stock and understand that any decline in the price of one Underlying Stock will not be offset or mitigated by a lesser decline or any potential increase in the price of another Underlying Stock.
◆
You believe the Current Underlying Stock Price of each Underlying Stock is likely to be greater than or equal to its Coupon Barrier on the Observation Dates, and, if the Current Underlying Stock Price of any Underlying Stock is not, you can tolerate receiving few or no Contingent Coupon Payments (with Memory) over the term of the Notes.
◆
You believe the Current Underlying Stock Price of each Underlying Stock will be greater than or equal to its Downside Threshold on the Final Observation Date, and, if the Current Underlying Stock Price of any Underlying Stock is below its Downside Threshold on the Final Observation Date, you can tolerate a loss of all or a substantial portion of your investment.
◆
You can tolerate fluctuations in the value of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Least Performing Underlying Stock.
◆
You understand that your return on the Notes will be based on the performance of the Least Performing Underlying Stock and you will not benefit from the performance of any other Underlying Stock.
◆
You are willing to hold Notes that will be called on the earliest Observation Date (beginning three months after issuance, other than the Final Observation Date) on which the Current Underlying Stock Price of the Least Performing Underlying Stock is greater than or equal to its Initial Value.
◆
You are willing to make an investment whose positive return is limited to the Contingent Coupon Payments, regardless of the potential appreciation of the Underlying Stocks, which could be significant.
◆
You are willing and able to hold the Notes to maturity, and accept that there may be little or no secondary market for the Notes.
◆
You do not seek guaranteed current income from your investment and are willing to forgo dividends or any other distributions paid on the Underlying Stocks.
◆
You are willing to invest in the Notes if the Contingent Coupon Rate were set equal to the bottom of the range indicated on the cover page of this pricing supplement (the actual Contingent Coupon Rate will be set on the Trade Date).
◆
You are willing to assume the credit risk of BofA Finance and BAC for all payments under the Notes, and understand that if BofA Finance and BAC default on their obligations, you might not receive any amounts due to you, including any repayment of the Stated Principal Amount.

The Notes may not be suitable for you if, among other considerations:
◆
You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire investment.
◆
You cannot tolerate the loss of all or a substantial portion of your initial investment, or you are not willing to make an investment that will have the full downside market risk of an investment in the Least Performing Underlying Stock.
◆
You do not understand or are not willing to accept the risks associated with each of the Underlying Stocks.
◆
You are unwilling to accept the individual market risk of each Underlying Stock or do not understand that any decline in the price of one Underlying Stock will not be offset or mitigated by a lesser decline or any potential increase in the price of any other Underlying Stock.
◆
You require an investment designed to guarantee a full return of the Stated Principal Amount at maturity.
◆
You do not believe the Current Underlying Stock Price of each Underlying Stock is likely to be greater than or equal to its Coupon Barrier on the Observation Dates, or you cannot tolerate receiving few or no Contingent Coupon Payments (with Memory) over the term of the Notes.
◆
You believe the Current Underlying Stock Price of any Underlying Stock will be less than its Downside Threshold on the Final Observation Date, exposing you to the full downside performance of the Least Performing Underlying Stock.
◆
You cannot tolerate fluctuations in the value of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Least Performing Underlying Stock.
◆
You are unwilling to accept that your return on the Notes will be based on the performance of the Least Performing Underlying Stock, or you seek an investment based on the performance of a basket composed of the Underlying Stocks.
◆
You are unwilling to hold Notes that will be called on the earliest Observation Date (beginning three months after issuance, other than the Final Observation Date) on which the Current Underlying Stock Price of the Least Performing Underlying Stock is greater than or equal to its Initial Value.
◆
You seek an investment that participates in the full appreciation of the Underlying Stocks and whose positive return is not limited to the Contingent Coupon Payments.
◆
You seek an investment for which there will be an active secondary market.
◆
You seek guaranteed current income from this investment or prefer to receive the dividends and any other distributions paid on the Underlying Stocks or on the stocks included in the Underlying Stocks, as applicable.
◆
You would be unwilling to invest in the Notes if the Contingent Coupon Rate were set equal to the bottom of the range indicated on the cover page of this pricing supplement (the actual Contingent Coupon Rate will be set on the Trade Date).
◆
You prefer the lower risk of conventional fixed income investments with comparable maturities and credit ratings.
◆
You are not willing to assume the credit risk of BofA Finance and BAC for all payments under the Notes, including any repayment of the Stated Principal Amount.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should review “The Underlying Stocks” section herein for more information on the Underlying Stocks. You should also review carefully the “Risk Factors” section herein for risks related to an investment in the Notes.

PS-3

Summary
Issuer
BofA Finance
Guarantor
BAC
Public Offering Price
100% of the Stated Principal Amount
Stated Principal Amount
$10.00 per Note
Minimum Investment
$1,000 (100 Notes)
Term
Approximately four years, unless earlier automatically called
Trade Date[1,2]
February 21, 2025
Issue Date[1,2]
February 26, 2025
Final Observation Date[1]
February 21, 2029
Maturity Date[1]
February 26, 2029
Underlying Stocks
Class A Common Stock of CrowdStrike Holdings, Inc., (Ticker: CRWD)
Common Stock of Oracle Corporation (Ticker: ORCL)
Common Stock of Palo Alto Networks, Inc. (Ticker: PANW)
Automatic Call Feature
The Notes will be automatically called if the Current Underlying Stock Price of the Least Performing Underlying Stock on any Observation Date occurring on or after May 21, 2025 (other than the Final Observation Date) is greater than or equal to its Initial Value.
If the Notes are automatically called, on the applicable Coupon Payment Date we will pay you a cash payment per $10.00 Stated Principal Amount equal to the Stated Principal Amount plus the applicable Contingent Coupon Payment (with Memory).
If the Notes are automatically called, no further payments will be made on the Notes.
Observation Dates[1]
See “Observation Dates and Coupon Payment Dates” on page PS-7.
Coupon Payment Dates[1]
See “Observation Dates and Coupon Payment Dates” on page PS-7.
Contingent Coupon Payment / Contingent Coupon Rate
If the Current Underlying Stock Price of the Least Performing Underlying Stock on the applicable quarterly Observation Date is greater than or equal to its Coupon Barrier, then on the related Coupon Payment Date we will make a Contingent Coupon Payment with respect to that Observation Date plus any previously unpaid Contingent Coupon Payments in respect of any previous Observation Dates pursuant to the Memory Coupon Feature, i.e., the Contingent Coupon Payment (with Memory).

However, if the Current Underlying Stock Price of the Least Performing Underlying Stock on the applicable quarterly Observation Date is below its Coupon Barrier, no Contingent Coupon Payment will accrue or be payable on the related Coupon Payment Date.
Each Contingent Coupon Payment will be in the amount of between  [$0.385 and $0.410] for each $10.00 Stated Principal Amount (based on the per annum Contingent Coupon Rate of between [15.40% to 16.40%]) and will be payable, if applicable, on the related Coupon Payment Date. The actual Contingent Coupon Payment and Contingent Coupon Rate will be determined on the Trade Date.
Contingent Coupon Payments on the Notes are not guaranteed. If the Current Underlying Stock Price of the Least Performing Underlying is below its Coupon Barrier on an Observation Date, we will not pay you the Contingent Coupon Payment on the related Coupon Payment Date even if the Current Underlying Stock Price of another Underlying Stock is above its Coupon Barrier. If the Current Underlying Stock Price of the Least

Performing Underlying on each subsequent Observation Date up to and including the Final Observation Date is less than its Coupon Barrier, we will not pay you the unpaid Contingent Coupon Payments in respect of those Observation Dates.
Memory Coupon Feature
If a Contingent Coupon Payment is not paid on a Coupon Payment Date (other than the Maturity Date) because the Current Underlying Stock Price of the Least Performing Underlying Stock is less than its Coupon Barrier on the related Observation Date, such Contingent Coupon Payment will be paid on a later Coupon Payment Date if the Current Underlying Stock Price of the Least Performing Underlying Stock is equal to or greater than its Coupon Barrier on the relevant Observation Date.
For the avoidance of doubt, once a previously unpaid Contingent Coupon Payment has been paid on a later Coupon Payment Date, it will not be paid again on any subsequent Coupon Payment Date.
If the Current Underlying Stock Price of the Least Performing Underlying Stock is less than its Coupon Barrier on each of the Observation Dates, you will receive no Contingent Coupon Payments during the term of, and will not receive a positive return on, the Notes.
Payment At Maturity (per $10.00 Stated Principal Amount)
If the Notes are not automatically called prior to maturity and the Final Value of the Least Performing Underlying Stock on the Final Observation Date is greater than or equal to its Downside Threshold, on the Maturity Date we will pay you the Stated Principal Amount plus any Contingent Coupon Payment (with Memory) otherwise due on the Maturity Date.
If the Notes are not automatically called prior to maturity and the Final Value of the Least Performing Underlying Stock on the Final Observation Date is less than its Downside Threshold, we will pay you a cash payment on the Maturity Date that is less than your Stated Principal Amount and may be zero, resulting in a loss that is proportionate to the negative Underlying Stock Return of the Least Performing Underlying Stock on the Final Observation Date, equal to:
$10.00 × (1 + Underlying Stock Return of the Least Performing Underlying Stock on the Final Observation Date)
Accordingly, you may lose all or a substantial portion of your Stated Principal Amount at maturity, depending on how significantly the Least Performing Underlying Stock declines, even if the Final Value of another Underlying Stock is above its Downside Threshold.
Least Performing Underlying Stock
On each Observation Date, including the Final Observation Date, the Underlying Stock with the lowest Underlying Stock Return as of that Observation Date.
Underlying Stock Return
For any Underlying Stock on any Observation Date, calculated as follows:
Current Underlying Stock Price - Initial Value
Initial Value
Downside Threshold
For any Underlying Stock, 60% of its Initial Value, as specified on the cover page of this pricing supplement.
Coupon Barrier
For any Underlying Stock, 60% of its Initial Value, as specified on the cover page of this pricing supplement.
Initial Value
For any Underlying Stock, its Closing Market Price on the Trade Date, as specified on the cover page of this pricing supplement.

[1] Subject to change and will be set forth in the final pricing supplement relating to the Notes.	[2] See “Supplement to the Plan of Distribution; Role of BofAS and Conflicts of Interest” in this pricing supplement for additional information.
PS-4

Price Multiplier
With respect to each Underlying Stock, 1, subject to adjustment for certain corporate events relating to that Underlying Stock as described in “Description of the Notes — Anti-Dilution Adjustments” beginning on page PS-23 of the accompanying product supplement.
Current Underlying Stock Price
For any Underlying Stock and any Observation Date, the Closing Market Price of that Underlying Stock on that Observation Date, multiplied by its Price Multiplier, as determined by the calculation agent.
Final Value
For any Underlying Stock, its Current Underlying Stock Price on the Final Observation Date.
Trading Day
As defined on page PS-20 of the accompanying product supplement.
Calculation Agent
BofAS, an affiliate of BofA Finance.
Selling Agents
BofAS and UBS.
Events of Default and Acceleration
If an Event of Default, as defined in the senior indenture relating to the Notes and in the section entitled “Description of Debt Securities of BofA Finance LLC - Events of Default and Rights of Acceleration; Covenant Breaches” on page 54 of the accompanying prospectus, with respect to the Notes occurs and is continuing, the amount payable to a holder of the Notes upon any acceleration permitted under the senior indenture will be equal to the amount described under the caption “—Payment at Maturity” above, calculated as though the date of acceleration were the Maturity Date of the Notes and as though the Final Observation Date were the third trading day prior to the date of acceleration. We will also determine whether the final Contingent Coupon Payment is payable based upon the prices of the Underlying Stocks on the deemed Final Observation Date; any such final Contingent Coupon Payment will be prorated by the calculation agent to reflect the length of the final contingent payment period. In case of a default in the payment of the Notes, whether at their maturity or upon acceleration, the Notes will not bear a default interest rate.

PS-5

Investment Timeline

Trade Date
The Initial Value of each Underlying Stock is observed, the Contingent Coupon Payment/Contingent Coupon Rate is set, and the Coupon Barrier and Downside Threshold for each Underlying Stock are determined.

Quarterly (autocallable after three months)
If the Current Underlying Stock Price of the Least Performing Underlying Stock on the applicable quarterly Observation Date is greater than or equal to its Coupon Barrier, we will make a Contingent Coupon Payment (with Memory) with respect to that Observation Date on the related Coupon Payment Date.

However, if the Current Underlying Stock Price of the Least Performing Underlying Stock on the applicable quarterly Observation Date is below its Coupon Barrier, no Contingent Coupon Payment will accrue or be payable on the related Coupon Payment Date.
The Notes will be automatically called if the Current Underlying Stock Price of the Least Performing Underlying Stock on any Observation Date occurring on or after May 21, 2025 (other than the Final Observation Date) is greater than or equal to its Initial Value.
If the Notes are automatically called on any Observation Date, on the related Coupon Payment Date we will pay you a cash payment per $10.00 Stated Principal Amount equal to the Stated Principal Amount plus the applicable Contingent Coupon Payment (with Memory).
If the Notes are automatically called, no further payments will be made on the Notes.

Maturity Date (if not previously automatically called)
If the Notes are not automatically called prior to maturity, the Final Value of each Underlying Stock will be observed on the Final Observation Date.
If the Final Value of the Least Performing Underlying Stock on the Final Observation Date is greater than or equal to its Downside Threshold, on the Maturity Date we will pay you the Stated Principal Amount plus any Contingent Coupon Payment (with Memory) otherwise due on the Maturity Date.
If the Final Value of the Least Performing Underlying Stock on the Final Observation Date is less than its Downside Threshold, on the Maturity Date we will pay you a cash payment that is less than your Stated Principal Amount and may be zero, resulting in a loss that is proportionate to the negative Underlying Stock Return of the Least Performing Underlying Stock on the Final Observation Date, equal to:
$10.00 × (1 + Underlying Stock Return of the Least Performing Underlying Stock on the Final Observation Date)

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE A SUBSTANTIAL PORTION OR ALL OF YOUR INITIAL INVESTMENT. YOU WILL BE EXPOSED TO THE MARKET RISK OF EACH UNDERLYING STOCK AND ANY DECLINE IN THE PRICE OF ONE UNDERLYING STOCK MAY NEGATIVELY AFFECT YOUR RETURN AND WILL NOT BE OFFSET OR MITIGATED BY A LESSER DECLINE OR ANY POTENTIAL INCREASE IN THE PRICE OF ANY OTHER UNDERLYING STOCK. THE CONTINGENT REPAYMENT OF THE STATED PRINCIPAL AMOUNT APPLIES ONLY IF YOU HOLD THE NOTES TO MATURITY OR EARLIER AUTOMATIC CALL. ANY PAYMENT ON THE NOTES IS SUBJECT TO THE CREDITWORTHINESS OF BOFA FINANCE AND THE GUARANTOR.

PS-6

Observation Dates and Coupon Payment Dates
Observation Dates[1,2]	Coupon Payment Dates[1]
May 21, 2025	May 23, 2025
August 21, 2025	August 25, 2025
November 21, 2025	November 25, 2025
February 23, 2026	February 25, 2026
May 21, 2026	May 26, 2026
August 21, 2026	August 25, 2026
November 23, 2026	November 25, 2026
February 22, 2027	February 24, 2027
May 21, 2027	May 25, 2027
August 23, 2027	August 25, 2027
November 22, 2027	November 24, 2027
February 22, 2028	February 24, 2028
May 22, 2028	May 24, 2028
August 21, 2028	August 23, 2028
November 21, 2028	November 24, 2028
February 21, 2029 *	February 26, 2029
* The Notes are NOT automatically callable until the first Observation Date, which is May 21, 2025, and will NOT be automatically callable on the Final Observation Date (February 21, 2029).
[1] Subject to change and will be set forth in the final pricing supplement relating to the Notes.
[2] The Observation Dates are subject to postponement as set forth in “Additional Terms Relating to Observation Dates” below.
Additional Terms Relating to Observation Dates
Events Relating to Observation Dates – The following replaces in its entirety the section entitled “Description of the Notes—Certain Terms of the Notes – Events Relating to Observation Dates” in the accompanying product supplement:
If, with respect to any Underlying Stock, (i) a Market Disruption Event occurs on a scheduled Observation Date or (ii) the calculation agent determines that by reason of an extraordinary event, occurrence, declaration or otherwise, any scheduled Observation Date is not a Trading Day for any Underlying Stock (any such day in either (i) or (ii) being a “Non-Observation Date”), the calculation agent will determine the Closing Market Price of the applicable Underlying Stocks for that day as follows:
●
The Closing Market Price of an Underlying Stock that is not so affected will be its Closing Market Price on that Non-Observation Date.
●
The Closing Market Price of an Underlying Stock that is affected by that Non-Observation Date will be deemed to be its Closing Market Price on the first scheduled Trading Day following that Non-Observation Date. However, if (i) a Market Disruption Event occurs on the first scheduled Trading Day following that Non-Observation Date or (ii) the first scheduled Trading Day following that Non-Observation Date is determined by the calculation agent not to be a Trading Day by reason of an extraordinary event, occurrence, declaration or otherwise, the Closing Market Price of the Underlying Stock for the relevant Observation Date will be determined (or, if not determinable, estimated) by the calculation agent in a manner which the calculation agent considers commercially reasonable under the circumstances on such first scheduled Trading Day following that Non-Observation Date, regardless of the occurrence of a Market Disruption Event or non-Trading Day on that day.
The applicable Observation Date will be deemed to occur after the calculation agent has determined the Closing Market Prices of the Underlying Stocks as provided above.

PS-7

Risk Factors
Your investment in the Notes entails significant risks, many of which differ from those of a conventional debt security. Your decision to purchase the Notes should be made only after carefully considering the risks of an investment in the Notes, including those discussed below, with your advisors in light of your particular circumstances. The Notes are not an appropriate investment for you if you are not knowledgeable about significant elements of the Notes or financial matters in general. You should carefully review the more detailed explanation of risks relating to the Notes in the “Risk Factors” sections beginning on page PS-5 of the accompanying product supplement, page S-6 of the accompanying prospectus supplement and page 7 of the accompanying prospectus, each as identified on page PS-2 above.
Structure-related Risks
◆
Your investment may result in a loss; there is no guaranteed return of principal. There is no fixed principal repayment amount on the Notes at maturity. If the Notes are not automatically called prior to maturity and the Final Value of any Underlying Stock is less than its Downside Threshold, at maturity, you will lose 1% of the Stated Principal Amount for each 1% that the Final Value of the Least Performing Underlying Stock is less than its Initial Value. In that case, you will lose a significant portion or all of your investment in the Notes. Generally, the longer the Notes remain outstanding, the less likely the Notes will be subject to an automatic call because of the shorter time remaining for the price of an Underlying Stock that has experienced a decline to recover. The periods in which it is less likely the Notes will be subject to an automatic call generally coincide with a period of greater risk of loss of the Stated Principal Amount on your Notes.

◆
The limited downside protection provided by the Downside Threshold applies only at maturity. You should be willing to hold your Notes to maturity. If you are able to sell your Notes in the secondary market prior to an automatic call or maturity, you may have to sell them at a loss relative to your initial investment even if the price of each Underlying Stock at that time is equal to or greater than its Downside Threshold. All payments on the Notes are subject to the credit risk of BofA Finance, as issuer, and BAC, as guarantor.

◆
Your return on the Notes is limited to the return represented by the Contingent Coupon Payments, if any, over the term of the Notes. Your return on the Notes is limited to the Contingent Coupon Payments paid over the term of the Notes, regardless of the extent to which the Current Underlying Stock Price or the Final Value of any Underlying Stock exceeds its Coupon Barrier or Initial Value, as applicable. Similarly, the amount payable at maturity or upon an automatic call will never exceed the sum of the Stated Principal Amount and the applicable Contingent Coupon Payment (with Memory), regardless of the extent to which the Final Value or the Current Underlying Stock Price of any Underlying Stock exceeds its Initial Value. In contrast, a direct investment in an Underlying Stock would allow you to receive the benefit of any appreciation in its price. Any return on the Notes will not reflect the return you would realize if you actually owned those securities and received the dividends paid or distributions made on them.

◆
The Notes are subject to a potential automatic early call, which would limit your ability to receive the Contingent Coupon Payments over the full term of the Notes. The Notes are subject to a potential automatic early call. Beginning in May 2025, the Notes will be automatically called if, on any Observation Date (other than the Final Observation Date), the Current Underlying Stock Price of the Least Performing Underlying Stock is greater than or equal to its Initial Value. If the Notes are automatically called prior to the Maturity Date, you will be entitled to receive the Stated Principal Amount and the Contingent Coupon Payment (with Memory) with respect to the applicable Observation Date, and no further amounts will be payable on the Notes. In this case, you will lose the opportunity to continue to receive Contingent Coupon Payments after the date of automatic call. If the Notes are called prior to the Maturity Date, you may be unable to invest in other securities with a similar level of risk that could provide a return that is similar to the Notes.

◆
You may not receive any Contingent Coupon Payments. The Notes do not provide for any regular fixed coupon payments. Investors in the Notes will not necessarily receive any Contingent Coupon Payments on the Notes. If the Current Underlying Stock Price of the Least Performing Underlying Stock is less than its Coupon Barrier on an Observation Date, you will not receive the Contingent Coupon Payment on the related Coupon Payment Date. You will receive a previously unpaid Contingent Coupon Payment on a subsequent Contingent Coupon Payment Date if and only if the Current Underlying Stock Price of the Least Performing Underlying Stock on the related Observation Date is greater than or equal to its Coupon Barrier. However, if the Current Underlying Stock Price of the Least Performing Underlying Stock on each subsequent Observation Date up to and including the Final Observation Date is less than its Coupon Barrier, you will not receive the unpaid Contingent Coupon Payments in respect of those Observation Dates. If the Current Underlying Stock Price of the Least Performing Underlying Stock is less than its Coupon Barrier on all the Observation Dates during the term of the Notes, you will not receive any Contingent Coupon Payments during the term of the Notes, and you will not receive a positive return on the Notes. Even if all of the Contingent Coupon Payments (with Memory) are paid during the term of the Notes, the payments may be at irregular intervals, and a significant portion of the term of the Notes may pass without any payments being made.

◆
The Contingent Coupon Payments, Payment at Maturity, or payment upon an automatic call, as applicable, will not reflect the prices of the Underlying Stocks other than on the Observation Dates. The prices of the Underlying Stocks during the term of the Notes other than on the Observation Dates will not affect payments on the Notes. Notwithstanding the foregoing, investors should generally be aware of the performance of the Underlying Stocks while holding the Notes, as the performance of the Underlying Stocks may influence the market value of the Notes. The calculation agent will determine whether each Contingent Coupon Payment is payable and will calculate the payment upon an automatic call or the Payment at Maturity, as applicable, by comparing only the Initial Value, the Coupon Barrier or the Downside Threshold, as applicable, to the Current Underlying Stock Price or the Final Value for each Underlying Stock. No other prices of the Underlying Stocks will be taken into account. As a result, if the Notes are not automatically called prior to maturity and the Final Value of the Least Performing Underlying Stock is less than its Downside Threshold, you will receive less than the Stated Principal Amount at maturity even if the price of each Underlying Stock was always above its Downside Threshold prior to the Final Observation Date.

◆
Because the Notes are linked to the performance of the least performing among CRWD, ORCL and PANW, you are exposed to greater risk of receiving no Contingent Coupon Payments or sustaining a significant loss on your investment than if the Notes were linked to just CRWD, just ORCL or just PANW. The risk that you will not receive any Contingent Coupon Payments and/or lose a significant portion or all of your investment in the Notes is greater if you invest in the Notes as opposed to substantially similar securities that are linked to the performance of just CRWD, just ORCL or just PANW. With three Underlying Stocks, it is more likely that an Underlying Stock will close below its Coupon Barrier on an Observation Date or below its Downside Threshold on the Final Observation Date than if the Notes were linked to only one

PS-8

of the Underlying Stocks, and therefore it is more likely that you will not receive any Contingent Coupon Payments or will receive a Payment at Maturity that is significantly less than the Stated Principal Amount on the Maturity Date.

◆
Your return on the Notes may be less than the yield on a conventional debt security of comparable maturity. Any return that you receive on the Notes may be less than the return you would earn if you purchased a conventional debt security with the same maturity date. As a result, your investment in the Notes may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money. In addition, if interest rates increase during the term of the Notes, the Contingent Coupon Payment (if any) may be less than the yield on a conventional debt security of comparable maturity.

◆
Any payment on the Notes is subject to our credit risk and the credit risk of the Guarantor, and actual or perceived changes in our or the Guarantor’s creditworthiness are expected to affect the value of the Notes. The Notes are our senior unsecured debt securities. Any payment on the Notes will be fully and unconditionally guaranteed by the Guarantor. The Notes are not guaranteed by any entity other than the Guarantor. As a result, your receipt of all payments on the Notes will be dependent upon our ability and the ability of the Guarantor to repay our respective obligations under the Notes on the applicable payment date, regardless of the Current Underlying Stock Price or Final Value, as applicable, of any Underlying Stock as compared to its Coupon Barrier, Downside Threshold or Initial Value, as applicable. No assurance can be given as to what our financial condition or the financial condition of the Guarantor will be on any payment date, including the Maturity Date. If we and the Guarantor become unable to meet our respective financial obligations as they become due, you may not receive the amounts payable under the terms of the Notes and you could lose all of your initial investment.

In addition, our credit ratings and the credit ratings of the Guarantor are assessments by ratings agencies of our respective abilities to pay our obligations. Consequently, our or the Guarantor’s perceived creditworthiness and actual or anticipated decreases in our or the Guarantor’s credit ratings or increases in the spread between the yield on our respective securities and the yield on U.S. Treasury securities (the “credit spread”) prior to the Maturity Date may adversely affect the market value of the Notes. However, because your return on the Notes depends upon factors in addition to our ability and the ability of the Guarantor to pay our respective obligations, such as the prices of the Underlying Stocks, an improvement in our or the Guarantor’s credit ratings will not reduce the other investment risks related to the Notes.

◆
We are a finance subsidiary and, as such, have no independent assets, operations or revenues. We are a finance subsidiary of the Guarantor, have no operations other than those related to the issuance, administration and repayment of our debt securities that are guaranteed by the Guarantor, and are dependent upon the Guarantor and/or its other subsidiaries to meet our obligations under the Notes in the ordinary course. Therefore, our ability to make payments on the Notes may be limited.

Valuation- and Market-related Risks
◆
The public offering price you pay for the Notes will exceed their initial estimated value. The range of initial estimated values of the Notes that is provided on the cover page of this preliminary pricing supplement, and the initial estimated value as of the Trade Date that will be provided in the final pricing supplement, are each estimates only, determined as of a particular point in time by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads and those of the Guarantor, the Guarantor’s internal funding rate, mid-market terms on hedging transactions, expectations on interest rates, dividends and volatility, price-sensitivity analysis, and the expected term of the Notes.  These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and lower than their initial estimated value. This is due to, among other things, changes in the prices of the Underlying Stocks, changes in the Guarantor’s internal funding rate, and the inclusion in the public offering price of the underwriting discount and the hedging-related charges, all as further described in “Structuring the Notes” below. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways.

◆
The initial estimated value does not represent a minimum or maximum price at which we, BAC, BofAS or any of our other affiliates would be willing to purchase your Notes in any secondary market (if any exists) at any time. The value of your Notes at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Underlying Stocks, our and BAC’s creditworthiness and changes in market conditions.

◆
The price of the Notes that may be paid by BofAS in any secondary market (if BofAS makes a market, which it is not required to do), as well as the price which may be reflected on customer account statements, will be higher than the then-current estimated value of the Notes for a limited time period after the Trade Date. As agreed by BofAS and UBS, for approximately a seven-month period after the Trade Date, to the extent BofAS offers to buy the Notes in the secondary market, it will do so at a price that will exceed the estimated value of the Notes at that time. The amount of this excess, which represents a portion of the hedging-related charges expected to be realized by BofAS and UBS over the term of the Notes, will decline to zero on a straight line basis over that seven-month period. Accordingly, the estimated value of your Notes during this initial seven-month period may be lower than the value shown on your customer account statements. Thereafter, if BofAS buys or sells your Notes, it will do so at prices that reflect the estimated value determined by reference to its pricing models at that time. Any price at any time after the Trade Date will be based on then-prevailing market conditions and other considerations, including the performance of the Underlying Stocks and the remaining term of the Notes. However, none of us, the Guarantor, BofAS or any other party is obligated to purchase your Notes at any price or at any time, and we cannot assure you that any party will purchase your Notes at a price that equals or exceeds the initial estimated value of the Notes.

◆
We cannot assure you that a trading market for your Notes will ever develop or be maintained. We will not list the Notes on any securities exchange. We cannot predict how the Notes will trade in any secondary market or whether that market will be liquid or illiquid.

The development of a trading market for the Notes will depend on the Guarantor’s financial performance and other factors, including changes in the prices of the Underlying Stocks. The number of potential buyers of your Notes in any secondary market may be limited. We anticipate that BofAS will act as a market-maker for the Notes, but none of us, the Guarantor or BofAS is required to do so. There is no assurance that any party will be willing to purchase your Notes at any price in any secondary market. BofAS may discontinue its market-making activities as to the Notes at any time. To the extent that BofAS engages in any market-making activities, it may bid for or offer the Notes. Any price at which BofAS may bid for, offer, purchase, or sell any Notes may differ from the values determined by pricing models that it may use, whether as a result of dealer

PS-9

discounts, mark-ups, or other transaction costs. These bids, offers, or completed transactions may affect the prices, if any, at which the Notes might otherwise trade in the market. In addition, if at any time BofAS were to cease acting as a market-maker as to the Notes, it is likely that there would be significantly less liquidity in the secondary market. In such a case, the price at which the Notes could be sold likely would be lower than if an active market existed.

◆
Economic and market factors have affected the terms of the Notes and may affect the market value of the Notes prior to maturity or an automatic call. Because market-linked notes, including the Notes, can be thought of as having a debt component and a derivative component, factors that influence the values of debt instruments and options and other derivatives will also affect the terms and features of the Notes at issuance and the market price of the Notes prior to maturity or an automatic call. These factors include the prices of the Underlying Stocks; the volatility of the Underlying Stocks; the correlation among the Underlying Stocks; the dividend rate paid on the Underlying Stocks; the time remaining to the maturity of the Notes; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; whether the price of any of the Underlying Stocks is currently or has been less than its Coupon Barrier; the availability of comparable instruments; the creditworthiness of BofA Finance, as issuer, and BAC, as guarantor; and the then current bid-ask spread for the Notes and the factors discussed under “— Trading and hedging activities by us, the Guarantor and any of our other affiliates, including BofAS, and UBS and its affiliates, may create conflicts of interest with you and may affect your return on the Notes and their market value” below. These factors are unpredictable and interrelated and may offset or magnify each other.

◆
Greater expected volatility generally indicates an increased risk of loss. Volatility is a measure of the degree of variation in the price of an Underlying Stock over a period of time. The greater the expected volatilities of the Underlying Stocks at the time the terms of the Notes are set, the greater the expectation is at that time that you may not receive one or more, or all, Contingent Coupon Payments and that you may lose a significant portion or all of the Stated Principal Amount at maturity. In addition, the economic terms of the Notes, including the Contingent Coupon Rate, the Coupon Barrier and the Downside Threshold, are based, in part, on the expected volatilities of the Underlying Stocks at the time the terms of the Notes are set, where higher expected volatility will generally be reflected in a higher Contingent Coupon Rate than the fixed rate we would pay on conventional debt securities of the same maturity and/or on other comparable securities and a lower Coupon Barrier and/or lower Downside Threshold as compared to other comparable securities. However, an Underlying Stock’s volatility can change significantly over the term of the Notes. A relatively higher Contingent Coupon Rate generally will be indicative of a greater risk of loss while a lower Coupon Barrier and/or a lower Downside Threshold does not necessarily indicate that the Notes have a greater likelihood of paying Contingent Coupon Payments or a return of principal at maturity. You should be willing to accept the downside market risk of each Underlying Stock and the potential to lose a significant portion or all of your initial investment.

Conflict-related Risks
◆
Trading and hedging activities by us, the Guarantor and any of our other affiliates, including BofAS, and UBS and its affiliates, may create conflicts of interest with you and may affect your return on the Notes and their market value. We, the Guarantor or one or more of our other affiliates, including BofAS, and UBS and its affiliates, may buy or sell shares of the Underlying Stocks, or futures or options contracts on the Underlying Stocks, or other listed or over-the-counter derivative instruments linked to the Underlying Stocks. We, the Guarantor or one or more of our other affiliates, including BofAS, and UBS and its affiliates also may issue or underwrite other financial instruments with returns based upon the Underlying Stocks. We expect to enter into arrangements or adjust or close out existing transactions to hedge our obligations under the Notes. We, the Guarantor or our other affiliates, including BofAS, and UBS and its affiliates also may enter into hedging transactions relating to other notes or instruments, some of which may have returns calculated in a manner related to that of the Notes offered hereby. We or UBS may enter into such hedging arrangements with one of our or their affiliates. Our affiliates or their affiliates may enter into additional hedging transactions with other parties relating to the Notes and the Underlying Stocks. This hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, or the hedging activity could also result in a loss. We and our affiliates and UBS and its affiliates will price these hedging transactions with the intent to realize a profit, regardless of whether the value of the Notes increases or decreases. Any profit in connection with such hedging activities will be in addition to any other compensation that we, the Guarantor and our other affiliates, including BofAS, and UBS and its affiliates receive for the sale of the Notes, which creates an additional incentive to sell the Notes to you. We, the Guarantor or one or more of our other affiliates, including BofAS, and UBS and its affiliates, may execute such purchases or sales for our own or their own accounts, for business reasons, or in connection with hedging our obligations under the Notes. The transactions described above may present a conflict of interest between your interest in the Notes and the interests we, the Guarantor and our other affiliates, including BofAS, and UBS and its affiliates may have in our or their proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management.

The transactions described above may affect the prices of the Underlying Stocks in a manner that could be adverse to your investment in the Notes. On or before the Trade Date, any purchases or sales by us, the Guarantor or our other affiliates, including BofAS or others on its behalf, and UBS and its affiliates (including for the purpose of hedging some or all of our anticipated exposure in connection with the Notes) may affect the prices of the Underlying Stocks. Consequently, the prices of the Underlying Stocks may change subsequent to the Trade Date, which may adversely affect the market value of the Notes. In addition, these activities may decrease the market value of your Notes prior to maturity, and may affect the amounts to be paid on the Notes. We, the Guarantor or one or more of our other affiliates, including BofAS, and UBS and its affiliates, may purchase or otherwise acquire a long or short position in the Notes and may hold or resell the Notes. For example, BofAS may enter into these transactions in connection with any market making activities in which it engages. We cannot assure you that these activities will not adversely affect the prices of the Underlying Stocks, the market value of your Notes prior to maturity or the amounts payable on the Notes.

◆
There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours. We have the right to appoint and remove the calculation agent. One of our affiliates will be the calculation agent for the Notes and, as such, will make a variety of determinations relating to the Notes, including the amounts that will be paid on the Notes. Under some circumstances, these duties could result in a conflict of interest between its status as our affiliate and its responsibilities as calculation agent.

PS-10

Underlying Stock-related Risks
◆
The Notes are subject to the market risk of the Underlying Stocks. The return on the Notes, which may be negative, is directly linked to the performance of the Underlying Stocks. The prices of the Underlying Stocks can rise or fall sharply due to factors specific to the Underlying Stocks, such as stock price volatility, earnings and financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market or commodity market volatility and levels, interest rates and economic and political conditions.

◆
The terms of the Notes will not be adjusted for all corporate events that could affect an issuer of an Underlying Stock. The Price Multiplier of an Underlying Stock, the determination of the payments on the Notes, and other terms of the Notes may be adjusted for the specified corporate events affecting the Underlying Stock, as described in the section entitled “Description of the Notes—Anti-Dilution Adjustments” beginning on page PS-23 of the accompanying product supplement. However, these adjustments do not cover all corporate events that could affect the market price of an Underlying Stock, such as offerings of common shares for cash or in connection with certain acquisition transactions. The occurrence of any event that does not require the calculation agent to adjust the applicable Price Multiplier or the amounts that may be paid on the Notes at maturity may adversely affect the price of an Underlying Stock, and, as a result, the market value of the Notes.

Tax-related Risks
◆
The U.S. federal income tax consequences of an investment in the Notes are uncertain, and may be adverse to a holder of the Notes. No statutory, judicial, or administrative authority directly addresses the characterization of the Notes or securities similar to the Notes for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the Notes are not certain. Under the terms of the Notes, you will have agreed with us to treat the Notes as contingent income-bearing single financial contracts, as described below under “U.S. Federal Income Tax Summary—General.” If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the Notes, the timing and character of income, gain or loss with respect to the Notes may differ. No ruling will be requested from the IRS with respect to the Notes and no assurance can be given that the IRS will agree with the statements made in the section entitled “U.S. Federal Income Tax Summary.” You are urged to consult with your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the Notes.

PS-11

Hypothetical Examples
Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.
The examples below illustrate the hypothetical payment upon an automatic call or at maturity for a $10.00 Stated Principal Amount Note with the following assumptions* (the actual terms of the Notes will be determined on the Trade Date; amounts may have been rounded for ease of reference and do not take into account any tax consequences from investing in the Notes):
◆	Stated Principal Amount: $10.00
◆	Term: Approximately 4 years, unless earlier automatically called
◆	Hypothetical Initial Values:
❍	Class A Common Stock of CrowdStrike Holdings, Inc.: 100.00
❍	Common Stock of Oracle Corporation: 100.00
❍	Common Stock of Palo Alto Networks, Inc.: 100.00
◆	Hypothetical Contingent Coupon Rate: 15.40% per annum (or 3.85% per quarter) (the lower end of the range for the Contingent Coupon Rate)
◆	Hypothetical Quarterly Contingent Coupon Payment: $0.385 per quarter per Note (the lower end of the range for the Contingent Coupon Payment)
◆	Observation Dates: Quarterly, automatically callable (other than on the Final Observation Date) after approximately three months, as set forth on page PS-7 of this pricing supplement
◆	Hypothetical Coupon Barriers:
❍	Class A Common Stock of CrowdStrike Holdings, Inc.: 60.00, which is 60% of its hypothetical Initial Value
❍	Common Stock of Oracle Corporation: 60.00, which is 60% of its hypothetical Initial Value
❍	Common Stock of Palo Alto Networks, Inc.: 60.00, which is 60% of its hypothetical Initial Value
◆	Hypothetical Downside Thresholds:
❍	Class A Common Stock of CrowdStrike Holdings, Inc.: 60.00, which is 60% of its hypothetical Initial Value
❍	Common Stock of Oracle Corporation: 60.00, which is 60% of its hypothetical Initial Value
❍	Common Stock of Palo Alto Networks, Inc.: 60.00, which is 60% of its hypothetical Initial Value
*The hypothetical Contingent Coupon Rate/Contingent Coupon Payment may not represent the actual Contingent Coupon Rate/Contingent Coupon Payment and the hypothetical Initial Values, Coupon Barriers and Downside Thresholds do not represent the actual Initial Values, Coupon Barriers and Downside Thresholds, respectively, applicable to the Underlying Stocks. The actual Contingent Coupon Rate/Contingent Coupon Payment, Initial Values, Coupon Barriers and Downside Thresholds will be determined on the Trade Date. All payments on the Notes are subject to issuer and guarantor credit risk.
Example 1 - Notes are automatically called on the second Observation Date.
Date	Current Underlying Stock Price of the Underlying Stock			Payment (per Note)
	Class A Common Stock of CrowdStrike Holdings, Inc.	Common Stock of Oracle Corporation	Common Stock of Palo Alto Networks, Inc.
First Observation Date	85.00 (at or above Coupon Barrier; below Initial Value)	80.00 (at or above Coupon Barrier; below Initial Value)	49.00 (below Coupon Barrier and Initial Value)*	$0.00 (not called)
Second Observation Date	102.00 (at or above Coupon Barrier and Initial Value)*	105.00 (at or above Coupon Barrier and Initial Value)	108.00 (at or above Coupon Barrier and Initial Value)	$10.77 (Stated Principal Amount plus the applicable Contingent Coupon Payment (with Memory) - Payment upon automatic call)
* Denotes Least Performing Underlying Stock for the applicable Observation Date	Total Payment:	$10.77 (7.70% total return)
The Least Performing Underlying Stock on the first Observation Date closes below its Coupon Barrier, and as a result no Contingent Coupon Payment is paid on the first Coupon Payment Date. In addition, on the first Observation Date (which is approximately three months after the Trade Date and is the first Observation Date on which the Notes are subject to potential automatic call), the Least Performing Underlying Stock closes below the Initial Value, and as a result the Notes are not automatically called on the related Coupon Payment Date. On the second Observation Date, the Least Performing Underlying Stock closes above its Initial Value, and the Notes are automatically called on the related Coupon Payment Date. You will receive on the related Coupon Payment Date a total of $10.77 per Note, reflecting the $10.00 Stated Principal Amount plus the applicable Contingent Coupon Payment and the previously unpaid Contingent Coupon Payment in respect of the prior Observation Date pursuant to the Memory Coupon Feature, for a 7.70% total return on the Notes over six months. No further amounts would be owed to you under the Notes, and you would not participate in the appreciation of the Underlying Stocks.

Example 2 - Notes are NOT automatically called and the Final Value of the Least Performing Underlying Stock on the Final Observation Date is at or above its Downside Threshold and Coupon Barrier.
Date	Current Underlying Stock Price of the Underlying Stock / Final Value on the Final Observation Date			Payment (per Note)
	Class A Common Stock of CrowdStrike Holdings, Inc.	Common Stock of Oracle Corporation	Common Stock of Palo Alto Networks, Inc.
PS-12

First Observation Date	97.00 (at or above Coupon Barrier; below Initial Value)	101.00 (at or above Coupon Barrier and Initial Value)	88.00 (at or above Coupon Barrier; below Initial Value)*	$0.385 (Contingent Coupon Payment - not called)
Second to Fifteenth Observation Dates	Various (all at or above Coupon Barrier; all below Initial Value)	Various (all at or above Coupon Barrier; all below Initial Value)	Various (all below Coupon Barrier and Initial Value)*	$0.000 (Notes are not called)
Final Observation Date	79.00 (at or above Coupon Barrier and Downside Threshold)	80.00 (at or above Coupon Barrier and Downside Threshold)	76.00 (at or above Coupon Barrier and Downside Threshold)*	$15.775 (Stated Principal Amount plus the final Contingent Coupon Payment (with Memory) - Payment at Maturity)
* Denotes Least Performing Underlying Stock for the applicable Observation Date	Total Payment:	$16.160 (61.60% total return)
The Least Performing Underlying Stock on the first Observation Date closes above its Coupon Barrier and therefore a Contingent Coupon Payment is paid on the related Coupon Payment Date. However, on the first Observation Date (which is approximately three months after the Trade Date and is the first Observation Date on which the Notes are subject to potential automatic call), the Least Performing Underlying closes below its Initial Value, and as a result the Notes are not automatically called on the related Coupon Payment Date. On each of the second to fifteenth Observation Dates, the Least Performing Underlying Stock closes below its Coupon Barrier. Therefore, no Contingent Coupon Payment is paid on any related Coupon Payment Date. In addition, on each of the second to fifteenth Observation Dates, the Least Performing Underlying Stock closes below its Initial Value, and as a result the Notes are not automatically called. On the Final Observation Date, the Least Performing Underlying Stock closes at or above its Downside Threshold and its Coupon Barrier. Therefore, at maturity, you would receive a total of $15.775 per Note, reflecting the $10.000 Stated Principal Amount plus the applicable Contingent Coupon Payment and the previously unpaid Contingent Coupon Payments in respect of prior Observation Dates pursuant to the Memory Coupon Feature. When added to the total Contingent Coupon Payments of $0.385 received in respect of the first Observation Date, you would have been paid a total of $16.160 per Note for a 61.60% total return on the Notes over 4 years.

Example 3 - Notes are NOT automatically called and the Final Value of the Least Performing Underlying Stock on the Final Observation Date is below its Downside Threshold and Coupon Barrier.
Date	Current Underlying Stock Price of the Underlying Stock / Final Value on the Final Observation Date			Payment (per Note)
	Class A Common Stock of CrowdStrike Holdings, Inc.	Common Stock of Oracle Corporation	Common Stock of Palo Alto Networks, Inc.
First Observation Date	85.00 (at or above Coupon Barrier; below Initial Value)	85.00 (at or above Coupon Barrier; below Initial Value)	49.00 (below Coupon Barrier; below Initial Value)*	$0.00 (not called)
Second to Fifteenth Observation Dates	Various (all above Coupon Barrier and Initial Value)	Various (all below Coupon Barrier and Initial Value)	Various (all below Coupon Barrier and Initial Value)*	$0.00 (Notes are not called)
Final Observation Date	35.00 (below Coupon Barrier and Downside Threshold)*	65.00 (at or above Coupon Barrier and Downside Threshold)	60.00 (at or above Coupon Barrier and Downside Threshold)	$10.00 x [1 + Underlying Stock Return of the Least Performing Underlying Stock on the Final Observation Date] = $10.00 x [1 + -65.00%] = $10.00 x 0.35 = $3.50 (Payment at Maturity)
* Denotes Least Performing Underlying Stock for the applicable Observation Date	Total Payment:	$3.50 (-65.00% total return)
The Least Performing Underlying Stock on each Observation Date, including the Final Observation Date, closes below its Coupon Barrier, and as a result no Contingent Coupon Payment is paid on any Coupon Payment Date during the term of the Notes, including the Maturity Date. In addition, on each of the second to fifteenth Observation Dates (which are the Observation Dates on which the Notes are subject to potential automatic call), the Least Performing Underlying Stock closes below its Initial Value, and as a result the Notes are not automatically called. On the Final Observation Date, the Least Performing Underlying Stock closes below its Downside Threshold and its Coupon Barrier. Therefore, at maturity, investors are exposed to the proportionate downside performance of the Least Performing Underlying Stock and you will receive $3.50 per Note for a -65.00% total return on the Notes over 4 years, which reflects the percentage decrease of the Least Performing Underlying Stock from the Trade Date to the Final Observation Date.

PS-13

The Underlying Stocks
We have derived the following information on each Underlying Stock and each company issuing an Underlying Stock (each, an “Underlying Company” and, together, the “Underlying Companies”) from publicly available documents. Because each Underlying Stock is registered under the Securities Exchange Act of 1934, the Underlying Companies are required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Underlying Companies can be located through the SEC’s web site at sec.gov by reference to the applicable CIK number set forth below.
This document relates only to the offering of the Notes and does not relate to any offering of Underlying Stock or any other securities of the Underlying Companies. None of us, the Guarantor, BofAS or any of our other affiliates has made any due diligence inquiry with respect to the Underlying Companies in connection with the offering of the Notes. None of us, the Guarantor, BofAS or any of our other affiliates has independently verified the accuracy or completeness of the publicly available documents or any other publicly available information regarding the Underlying Companies and hence makes no representation regarding the same. Furthermore, there can be no assurance that all events occurring prior to the date of this document, including events that would affect the accuracy or completeness of these publicly available documents that could affect the trading price of the Underlying Stocks, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning an Underlying Company could affect the price of the applicable Underlying Stock and therefore could affect your return on the Notes. The selection of the Underlying Stocks is not a recommendation to buy or sell the Underlying Stocks.
Class A Common Stock of CrowdStrike Holdings, Inc.
CrowdStrike Holdings, Inc. operates as a holding company. The company, through its subsidiaries, provides cyber security platform to protect enterprise and prevents attacks on endpoints. CrowdStrike Holdings, Inc. serves customers worldwide. This Underlying Stock trades on the Nasdaq Global Select Market under the symbol "CRWD." The company's CIK number is 0001535527.
Historical Performance of CRWD
The following graph sets forth the daily historical performance of CRWD in the period from January 2, 2020 through February 18, 2025. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. The Closing Market Prices reflected in the graph below may have been adjusted to reflect certain corporate actions, such as stock splits and reverse stock splits.  The horizontal line in the graph represents CRWD’s hypothetical Coupon Barrier and hypothetical Downside Threshold of $273.22 (rounded to two decimal places), which is 60% of CRWD’s hypothetical Initial Value of $455.36, which was its Closing Market Price on February 18, 2025. The actual Initial Value, Coupon Barrier and Downside Threshold will be determined on the Trade Date.
This historical data on CRWD is not necessarily indicative of the future performance of CRWD or what the value of the Notes may be. Any historical upward or downward trend in the Closing Market Price of CRWD during any period set forth above is not an indication that the Closing Market Price of CRWD is more or less likely to increase or decrease at any time over the term of the Notes.
Before investing in the Notes, you should consult publicly available sources for the Closing Market Prices and trading pattern of CRWD.
PS-14

Common Stock of Oracle Corporation
Oracle Corporation supplies software for enterprise information management. The company offers databases and relational servers, application development and decision support tools, and enterprise business applications. The company's software runs on network computers, personal digital assistants, set-top devices, PCs, workstations, minicomputers, mainframes, and massively parallel computers. This Underlying Stock trades on the NYSE under the symbol "ORCL." The company's CIK number is 0001341439.
Historical Performance of ORCL
The following graph sets forth the daily historical performance of ORCL in the period from January 2, 2020 through February 18, 2025. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. The Closing Market Prices reflected in the graph below may have been adjusted to reflect certain corporate actions, such as stock splits and reverse stock splits.  The horizontal line in the graph represents ORCL’s hypothetical Coupon Barrier and hypothetical Downside Threshold of $107.88, which is 60% of ORCL’s hypothetical Initial Value of $179.80, which was its Closing Market Price on February 18, 2025. The actual Initial Value, Coupon Barrier and Downside Threshold will be determined on the Trade Date.
This historical data on ORCL is not necessarily indicative of the future performance of ORCL or what the value of the Notes may be. Any historical upward or downward trend in the Closing Market Price of ORCL during any period set forth above is not an indication that the Closing Market Price of ORCL is more or less likely to increase or decrease at any time over the term of the Notes.
Before investing in the Notes, you should consult publicly available sources for the Closing Market Prices and trading pattern of ORCL.
PS-15

Common Stock of Palo Alto Networks, Inc.
Palo Alto Networks, Inc. provides network security solutions. The company offers firewalls that identify and control applications, scan content to stop threats, prevent data leakage, and secure integrated application, user, and content visibility. The company serves customers worldwide. This Underlying Stock trades on the Nasdaq Global Select Market under the symbol "PANW." The company's CIK number is 0001327567.
Historical Performance of PANW
The following graph sets forth the daily historical performance of PANW in the period from January 2, 2020 through February 18, 2025. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. The Closing Market Prices reflected in the graph below may have been adjusted to reflect certain corporate actions, such as stock splits and reverse stock splits. The horizontal line in the graph represents PANW’s hypothetical Coupon Barrier and hypothetical Downside Threshold of $124.97 (rounded to two decimal places), which is 60% of PANW’s hypothetical Initial Value of $208.28, which was its Closing Market Price on February 18, 2025. The actual Initial Value, Coupon Barrier and Downside Threshold will be determined on the Trade Date.
This historical data on PANW is not necessarily indicative of the future performance of PANW or what the value of the Notes may be. Any historical upward or downward trend in the Closing Market Price of PANW during any period set forth above is not an indication that the Closing Market Price of PANW is more or less likely to increase or decrease at any time over the term of the Notes.
Before investing in the Notes, you should consult publicly available sources for the Closing Market Prices and trading pattern of PANW.
PS-16

Correlation of the Underlying Stocks
The graph below illustrates the daily performance of CRWD, ORCL and PANW from January 2, 2020 through February 18, 2025. For comparison purposes, each Underlying Stock has been “normalized” to have a Closing Market Price of 100 on January 2, 2020 by dividing the Closing Market Price of that Underlying Stock on each trading day by the Closing Market Price of that Underlying Stock on January 2, 2020 and multiplying by 100. We obtained the Closing Market Prices used to determine the normalized Closing Market Prices set forth below from Bloomberg L.P., without independent verification.
The correlation of a group of Underlying Stocks represents a statistical measurement of the degree to which the returns of those Underlying Stocks were similar to each other over a given period in terms of timing and direction. The correlation among a group of Underlying Stocks is scaled from 1.0 to -1.0, with 1.0 indicating perfect positive correlation (i.e., the value of all Underlying Stocks are increasing together or decreasing together and the ratio of their returns has been constant), 0 indicating no correlation (i.e., there is no statistical relationship between the returns of that group of Underlying Stocks) and -1.0 indicating perfect negative correlation (i.e., as the value of one Underlying Stock increases, the values of the other Underlying Stocks decrease and the ratio of their returns has been constant).
The graph below illustrates the historical performance of each Underlying Stock relative to each other over the time period shown and provides an indication of how close the relative performance of each Underlying Stock has historically been to the other Underlying Stocks. A closer relationship between the daily returns of two or more Underlying Stocks over a given period indicates that such Underlying Stocks have been more positively correlated. Lower (or more-negative) correlation among two or more Underlying Stocks over a given period may indicate that it is less likely that those Underlying Stocks will subsequently move in the same direction. Therefore, lower correlation among the Underlying Stocks may indicate a greater potential for one of the Underlying Stocks to close below its respective Coupon Barrier on an Observation Date or below its respective Downside Threshold on the Final Observation Date, as applicable, because there may be a greater likelihood that at least one of the Underlying Stocks will decrease in value significantly. However, even if the Underlying Stocks have a higher positive correlation, one or all of the Underlying Stocks may close below the respective Coupon Barrier(s) on an Observation Date or below the respective Downside Threshold(s) on the Final Observation Date, as applicable, as the Underlying Stocks may each decrease in value. Moreover, the actual correlation among the Underlying Stocks may differ, perhaps significantly, from their historical correlation. Although the correlation of the Underlying Stocks’ performance may change over the term of the Notes, the economic terms of the Notes, including the Contingent Coupon Rate, Downside Threshold and Coupon Barrier, are determined, in part, based on the correlation of the Underlying Stocks’ performance calculated using our and our affiliates' pricing models at the time when the terms of the Notes are finalized. All other things being equal, a higher Contingent Coupon Rate and lower Downside Threshold and Coupon Barrier is generally associated with lower correlation among the Underlying Stocks, which may indicate a greater potential for missed Contingent Coupon Payments and/or a significant loss on your investment at maturity. See “Risk Factors — You are exposed to the market risk of each Underlying Stock”, and “—Because the Notes are linked to the performance of the least performing among CRWD, ORCL and PANW, you are exposed to greater risk of receiving no Contingent Coupon Payments or sustaining a significant loss on your investment than if the Notes were linked to just CRWD, just ORCL or just PANW” herein.
Past performance and correlation of the Underlying Stocks are not indicative of the future performance or correlation of the Underlying Stocks.
PS-17

Supplement to the Plan of Distribution; Role of BofAS and Conflicts of Interest

BofAS, an affiliate of BofA Finance and the lead selling agent for the sale of the Notes, will receive an underwriting discount of $0.225 for any Note sold in this offering. UBS, as selling agent for sales of the Notes, expects to purchase from BofAS, and BofAS expects to sell to UBS, all of the Notes sold in this offering for $9.775 per Note. UBS proposes to offer the Notes to the public at a price of $10.00 per Note. UBS will receive an underwriting discount of $0.225 for each Note it sells to the public. The underwriting discount will be received by UBS and its financial advisors collectively. If all of the Notes are not sold at the initial offering price, BofAS may change the public offering price and other selling terms.
BofAS, a broker-dealer affiliate of ours, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as lead selling agent in the distribution of the Notes. Accordingly, the offering of the Notes will conform to the requirements of FINRA Rule 5121. BofAS may not make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.
We will deliver the Notes against payment therefor in New York, New York on a date that is greater than one business day following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than one business day prior to the Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.
BofAS and any of our other broker-dealer affiliates may use this pricing supplement, and the accompanying product supplement, prospectus supplement and prospectus, for offers and sales in secondary market transactions and market-making transactions in the Notes. However, they are not obligated to engage in such secondary market transactions and/or market-making transactions. These broker-dealer affiliates may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market conditions at the time of the sale.
As agreed by BofAS and UBS, for approximately a seven-month period after the Trade Date, to the extent BofAS offers to buy the Notes in the secondary market, it will do so at a price that will exceed the estimated value of the Notes at that time. The amount of this excess will decline on a straight line basis over that period. Thereafter, if BofAS buys or sells your Notes, it will do so at prices that reflect the estimated value determined by reference to its pricing models at that time. Any price at any time after the Trade Date will be based on then-prevailing market conditions and other considerations, including the performance of the Underlying Stocks and the remaining term of the Notes. However, none of us, the Guarantor, BofAS, UBS or any other party is obligated to purchase your Notes at any price or at any time, and we cannot assure you that any party will purchase your Notes at a price that equals or exceeds the initial estimated value of the Notes.
Any price that BofAS may pay to repurchase the Notes will depend upon then prevailing market conditions, the creditworthiness of us and the Guarantor, and transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the Notes.
Sales Outside of the United States
The Notes have not been approved for public sale in any jurisdiction outside of the United States. There has been no registration or filing as to the Notes with any regulatory, securities, banking, or local authority outside of the United States and no action has been taken by BofA Finance, BAC, BofAS or any other affiliate of BAC, or by UBS or any of its affiliates, to offer the Notes in any jurisdiction other than the United States.  As such, these Notes are made available to investors outside of the United States only in jurisdictions where it is lawful to make such offer or sale and only under circumstances that will result in compliance with applicable laws and regulations, including private placement requirements.
Further, no offer or sale of the securities is permitted with regards to the following jurisdictions:
●	Australia
●	Barbados
●	Belgium
●	Crimea
●	Cuba
●	Curacao Sint Maarten
●	Gibraltar
●	Indonesia
●	Iran
●	Italy
●	Kazakhstan
●	Malaysia
●	New Zealand
●	North Korea
●	Norway
●	Russia
●	Syria
●	Venezuela
You are urged to carefully review the selling restrictions that may be applicable to your jurisdiction beginning on page S-56 of the accompanying prospectus supplement.
PS-18

European Economic Area and United Kingdom
None of this pricing supplement, the accompanying product supplement, the accompanying prospectus or the accompanying prospectus supplement is a prospectus for the purposes of the Prospectus Regulation (as defined below). This pricing supplement, the accompanying product supplement, the accompanying prospectus and the accompanying prospectus supplement have been prepared on the basis that any offer of Notes in any Member State of the European Economic Area (the “EEA”) or in the United Kingdom (each, a “Relevant State”) will only be made to a legal entity which is a qualified investor under the Prospectus Regulation (“Qualified Investors”). Accordingly any person making or intending to make an offer in that Relevant State of Notes which are the subject of the offering contemplated in this pricing supplement, the accompanying product supplement, the accompanying prospectus and the accompanying prospectus supplement may only do so with respect to Qualified Investors. Neither BofA Finance nor BAC has authorized, nor does it authorize, the making of any offer of Notes other than to Qualified Investors. The expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
PROHIBITION OF SALES TO EEA AND UNITED KINGDOM RETAIL INVESTORS – The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA or in the United Kingdom. For these purposes: (a) a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (the Insurance Distribution Directive), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Regulation; and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA or in the United Kingdom has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA or in the United Kingdom may be unlawful under the PRIIPs Regulation.
United Kingdom
The communication of this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement, the accompanying prospectus and any other document or materials relating to the issue of the Notes offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), or who fall within Article 49(2)(a) to (d) of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). In the United Kingdom, the Notes offered hereby are only available to, and any investment or investment activity to which this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement and the accompanying prospectus relates will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement or the accompanying prospectus or any of their contents.
Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the Notes may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to the issuer or the Guarantor.
All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the Notes in, from or otherwise involving the United Kingdom.
PS-19

Structuring the Notes

The Notes are our debt securities, the return on which is linked to the performance of the Underlying Stocks. The related guarantees are BAC’s obligations. Any payments on the Notes, including any Contingent Coupon Payments, depend on the credit risk of BofA Finance and BAC and on the performance of each of the Underlying Stocks. The economic terms of the Notes reflect our and BAC’s actual or perceived creditworthiness at the time of pricing and are based on BAC’s internal funding rate, which is the rate it would pay to borrow funds through the issuance of market-linked notes, and the economic terms of certain related hedging arrangements it enters into. BAC’s internal funding rate is typically lower than the rate it would pay when it issues conventional fixed or floating rate debt securities.  This difference in funding rate, as well as the underwriting discount and the hedging-related charges described elsewhere in this pricing supplement, will reduce the economic terms of the Notes to you and the initial estimated value of the Notes. Due to these factors, the public offering price you pay to purchase the Notes will be greater than the initial estimated value of the Notes as of the Trade Date.
On the cover page of this preliminary pricing supplement, we have provided the initial estimated value range for the Notes. The final pricing supplement will set forth the initial estimated value of the Notes as of the Trade Date.
In order to meet our payment obligations on the Notes, at the time we issue the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of our other affiliates. The terms of these hedging arrangements are determined based upon terms provided by BofAS and its affiliates, and take into account a number of factors, including our and BAC’s creditworthiness, interest rate movements, the volatility of the Underlying Stocks, the tenor of the Notes and the hedging arrangements. The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.
BofAS has advised us that the hedging arrangements will include hedging-related charges, reflecting the costs associated with, and our affiliates’ profit earned from, these hedging arrangements. Since hedging entails risk and may be influenced by unpredictable market forces, actual profits or losses from these hedging transactions may be more or less than any expected amounts.
For further information, see “Risk Factors” beginning on page PS-8 above and “Supplemental Use of Proceeds” on page PS-20 of the accompanying product supplement.
PS-20

U.S. Federal Income Tax Summary

The following summary of the material U.S. federal income and estate tax considerations of the acquisition, ownership, and disposition of the Notes supplements, and to the extent inconsistent supersedes, the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus and is not exhaustive of all possible tax considerations. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated under the Code by the U.S. Treasury Department (“Treasury”) (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the IRS, and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. This summary does not include any description of the tax laws of any state or local governments, or of any foreign government, that may be applicable to a particular holder.
Although the Notes are issued by us, they will be treated as if they were issued by BAC for U.S. federal income tax purposes.  Accordingly throughout this tax discussion, references to “we,” “our” or “us” are generally to BAC unless the context requires otherwise.
This summary is directed solely to U.S. Holders and Non-U.S. Holders that, except as otherwise specifically noted, will purchase the Notes upon original issuance and will hold the Notes as capital assets within the meaning of Section 1221 of the Code, which generally means property held for investment, and that are not excluded from the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus.
You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the Notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.
General
Although there is no statutory, judicial, or administrative authority directly addressing the characterization of the Notes, we intend to treat the Notes for all tax purposes as contingent income-bearing single financial contracts with respect to the Underlying Stocks and under the terms of the Notes, we and every investor in the Notes agree, in the absence of an administrative determination or judicial ruling to the contrary, to treat the Notes in accordance with such characterization. In the opinion of our counsel, Sidley Austin LLP, it is reasonable to treat the Notes as contingent income-bearing single financial contracts with respect to the Underlying Stocks. This discussion assumes that the Notes constitute contingent income-bearing single financial contracts with respect to the Underlying Stocks for U.S. federal income tax purposes.  If the Notes did not constitute contingent income-bearing single financial contracts, the tax consequences described below would be materially different.
This characterization of the Notes is not binding on the IRS or the courts. No statutory, judicial, or administrative authority directly addresses the characterization of the Notes or any similar instruments for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to their proper characterization and treatment. Due to the absence of authorities on point, significant aspects of the U.S. federal income tax consequences of an investment in the Notes are not certain, and no assurance can be given that the IRS or any court will agree with the characterization and tax treatment described in this pricing supplement.  Accordingly, you are urged to consult your tax advisor regarding all aspects of the U.S. federal income tax consequences of an investment in the Notes, including possible alternative characterizations.
Unless otherwise stated, the following discussion is based on the characterization described above.  The discussion in this section assumes that there is a significant possibility of a significant loss of principal on an investment in the Notes.
We will not attempt to ascertain whether the issuer of any Underlying Stock would be treated as a “passive foreign investment company” (“PFIC”), within the meaning of Section 1297 of the Code, or a United States real property holding corporation, within the meaning of Section 897(c) of the Code. If the issuer of any Underlying Stock were so treated, certain adverse U.S. federal income tax consequences could possibly apply to a holder of the Notes. You should refer to information filed with the SEC by the issuers of the Underlying Stocks and consult your tax advisor regarding the possible consequences to you, if any, if the issuer of any Underlying Stock is or becomes a PFIC or is or becomes a United States real property holding corporation.
U.S. Holders
Although the U.S. federal income tax treatment of any Contingent Coupon Payment on the Notes is uncertain, we intend to take the position, and the following discussion assumes, that any Contingent Coupon Payment constitutes taxable ordinary income to a U.S. Holder at the time received or accrued in accordance with the U.S. Holder’s regular method of accounting.  By purchasing the Notes you agree, in the absence of an administrative determination or judicial ruling to the contrary, to treat any Contingent Coupon Payment as described in the preceding sentence.
Upon receipt of a cash payment at maturity or upon a sale, exchange, or redemption of the Notes prior to maturity, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized (other than amounts representing any Contingent Coupon Payment, which would be taxed as described above) and the U.S. Holder’s tax basis in the Notes. A U.S. Holder’s tax basis in the Notes will equal the amount paid by that holder to acquire them. This capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder held the Notes for more than one year. The deductibility of capital losses is subject to limitations.
Alternative Tax Treatments. Due to the absence of authorities that directly address the proper tax treatment of the Notes, prospective investors are urged to consult their tax advisors regarding all possible alternative tax treatments of an investment in the Notes. In particular, the IRS could seek to subject the Notes to the Treasury regulations governing contingent payment debt instruments. If the IRS were successful in that regard, the timing and character of income on the Notes would be affected significantly. Among other things, a U.S. Holder would be required to accrue original issue discount every year at a “comparable yield” determined at the time of issuance.  In addition, any gain realized by a U.S. Holder at maturity or upon a
PS-21

sale, exchange, or redemption of the Notes generally would be treated as ordinary income, and any loss realized at maturity or upon a sale, exchange, or redemption of the Notes generally would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter.
In addition, it is possible that the Notes could be treated as a unit consisting of a deposit and a put option written by the Note holder, in which case the timing and character of income on the Notes would be affected significantly.
The IRS released Notice 2008-2 (the “Notice”), which sought comments from the public on the taxation of financial instruments currently taxed as “prepaid forward contracts.” This Notice addresses instruments such as the Notes. According to the Notice, the IRS and Treasury are considering whether a holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis, regardless of whether any payments are made prior to maturity. It is not possible to determine what guidance the IRS and Treasury will ultimately issue, if any.  Any such future guidance may affect the amount, timing and character of income, gain, or loss in respect of the Notes, possibly with retroactive effect.
The IRS and Treasury are also considering additional issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, whether Section 1260 of the Code, concerning certain “constructive ownership transactions,” generally applies or should generally apply to such instruments, and whether any of these determinations depend on the nature of the underlying asset.
In addition, proposed Treasury regulations require the accrual of income on a current basis for contingent payments made under certain notional principal contracts. The preamble to the regulations states that the “wait and see” method of accounting does not properly reflect the economic accrual of income on those contracts, and requires current accrual of income for some contracts already in existence. While the proposed regulations do not apply to prepaid forward contracts, the preamble to the proposed regulations expresses the view that similar timing issues exist in the case of prepaid forward contracts. If the IRS or Treasury publishes future guidance requiring current economic accrual for contingent payments on prepaid forward contracts, it is possible that you could be required to accrue income over the term of the Notes.
Because of the absence of authority regarding the appropriate tax characterization of the Notes, it is also possible that the IRS could seek to characterize the Notes in a manner that results in tax consequences that are different from those described above. For example, the IRS could possibly assert that any gain or loss that a holder may recognize at maturity or upon the sale, exchange, or redemption of the Notes should be treated as ordinary gain or loss.
Non-U.S. Holders
Because the U.S. federal income tax treatment of the Notes (including any Contingent Coupon Payment) is uncertain, we (or the applicable paying agent) will withhold U.S. federal income tax at a 30% rate (or at a lower rate under an applicable income tax treaty) on the entire amount of any Contingent Coupon Payment made unless such payments are effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the U.S. (in which case, to avoid withholding, the Non-U.S. Holder will be required to provide a Form W-8ECI). We (or the applicable paying agent) will not pay any additional amounts in respect of such withholding. To claim benefits under an income tax treaty, a Non-U.S. Holder must obtain a taxpayer identification number and certify as to its eligibility under the appropriate treaty’s limitations on benefits article, if applicable. In addition, special rules may apply to claims for treaty benefits made by Non-U.S. Holders that are entities rather than individuals. The availability of a lower rate of withholding under an applicable income tax treaty will depend on whether such rate applies to the characterization of the payments under U.S. federal income tax laws. A Non-U.S. Holder that is eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.
Except as discussed below, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax for amounts paid in respect of the Notes (not including, for the avoidance of doubt, amounts representing any Contingent Coupon Payment which would be subject to the rules discussed in the previous paragraph) upon the sale, exchange, or redemption of the Notes or their settlement at maturity, provided that the Non-U.S. Holder complies with applicable certification requirements and that the payment is not effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business.  Notwithstanding the foregoing, gain from the sale, exchange, or redemption of the Notes or their settlement at maturity may be subject to U.S. federal income tax if that Non-U.S. Holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of the sale, exchange, redemption, or settlement and certain other conditions are satisfied.
If a Non-U.S. Holder of the Notes is engaged in the conduct of a trade or business within the U.S. and if any Contingent Coupon Payment and gain realized on the settlement at maturity, or upon sale, exchange, or redemption of the Notes, is effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the U.S.), the Non-U.S. Holder, although exempt from U.S. federal withholding tax, generally will be subject to U.S. federal income tax on such Contingent Coupon Payment and gain on a net income basis in the same manner as if it were a U.S. Holder. Such Non-U.S. Holders should read the material under the heading “—U.S. Holders,” for a description of the U.S. federal income tax consequences of acquiring, owning, and disposing of the Notes.  In addition, if such Non-U.S. Holder is a foreign corporation, it may also be subject to a branch profits tax equal to 30% (or such lower rate provided by any applicable tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments.
A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a Non-U.S. Holder. Under Treasury regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, IRS guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2027. Based on our determination that the
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Notes are not delta-one instruments, Non-U.S. Holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Underlying Stocks or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. Holders that enter, or have entered, into other transactions in respect of the Underlying Stocks or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.
As discussed above, alternative characterizations of the Notes for U.S. federal income tax purposes are possible. Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the Notes to become subject to withholding tax in addition to the withholding tax described above, tax will be withheld at the applicable statutory rate.  Prospective Non-U.S. Holders should consult their own tax advisors regarding the tax consequences of such alternative characterizations.
U.S. Federal Estate Tax. Under current law, while the matter is not entirely clear, individual Non-U.S. Holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a Note is likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in a Note.
Backup Withholding and Information Reporting
Please see the discussion under “U.S. Federal Income Tax Considerations — General — Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on the Notes.
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